Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

Prospect Capital Corporation
New York, New York
We hereby consent to the use in this Pre-effective Amendment No.1 to the Registration Statement on Form N-2 of our report dated August 25, 2014, relating to the consolidated financial statements of Prospect Capital Corporation, which is contained in this registration statement.

We also consent to the use of our report dated August 29, 2014, relating to the information contained under Senior Securities on pages 80 - 81 of this registration statement, which is incorporated by reference in this registration statement.

/s/ BDO USA, LLP

BDO USA, LLP
New York, New York
October 13, 2014

R-214 (3/06)